EXHIBIT 10.14

Name:

Grant Type:

Grant Date:

No. of RSUs:

Domino’s Pizza, Inc.

2004 Equity Incentive Plan

Performance-Based Restricted Stock Unit Award Agreement

Domino’s Pizza, Inc., a Delaware corporation (the “Company”), hereby grants on date written above (the “Grant Date”) the number of Performance-Based Restricted Stock Units set forth above (the “RSUs” or the “Award”) to the above-named individual (the “Participant”) pursuant to the Company’s 2004 Equity Incentive Plan (as from time to time in effect, the “Plan”) all in accordance with and subject to the terms and conditions described in this Performance-Based Restricted Stock Unit Award Agreement (the “Agreement”) and the Plan in addition to such other restrictions, if any, as may be imposed by law. No RSU shall be paid unless vested in accordance with this Agreement.

1. Vesting. Subject to Section 2 and 3, the Award shall vest in [•] tranches (each, a “Vesting Tranche” and collectively, the “Vesting Tranches”) in accordance with Subsection 1(a) of this Agreement and applicable provisions of the Plan, but in each case only if a Forfeiture Condition described in Subsection 1(b) below has not previously occurred.

a.	Vesting.

[•]

Each such anniversary date shall be referred to herein as the “Regular Vesting Date” of the Vesting Tranche vesting on such date.

b.	Forfeiture Conditions. Any RSUs not yet vested shall be automatically and immediately forfeited to the Company if, with respect to a particular Vesting Tranche of which such RSU is part any of the following occurs (each a “Forfeiture Condition”):

i.	the Participant terminates employment with the Company (or one of its subsidiaries as applicable) voluntarily (i.e., other than as a result of death or Disability) or is involuntarily terminated by the Company (or one of its subsidiaries as applicable) with “cause” prior to the vesting of such Vesting Tranche; or

ii.	the Participant’s employment with the Company (or one of its subsidiaries as applicable) terminates by reason of death or Disability or the Participant is involuntarily terminated by the Company (or one of its subsidiaries as applicable) without “cause” prior to the vesting of such Vesting Tranche and prior to the certification by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”) that the applicable performance goal or goals have been met or exceeded for such Vesting Tranche as set by the Compensation Committee and set forth on Appendix A to this Agreement; or

iii.	the Company fails to meet or exceed the applicable performance goal or goals for such Vesting Tranche as set by the Compensation Committee and set forth on Appendix A to this Agreement, which performance goal or goals must be met or exceeded for such Vesting Tranche as a condition precedent to the vesting of such Vesting Tranche of this Award.

Upon the occurrence of a Forfeiture Condition, any then outstanding and unvested RSUs acquired by the Participant hereunder shall be automatically and immediately forfeited.

Restricted Stock Unit Agreement

2. Termination Prior to Vesting Date. If a Participant’s employment with the Company (or one of its subsidiaries as applicable) terminates by reason of death or Disability or the Participant is involuntarily terminated by the Company (or one of its subsidiaries as applicable) without “cause” prior to the vesting of any Vesting Tranche(s) and on or after the certification by the Board or the Compensation Committee that the performance goal or goals applicable to such Vesting Tranche(s) (as set by the Compensation Committee and set forth on Appendix A to this Agreement) have been met or exceeded (provided that such termination constitutes a separation from service within the meaning of Section 409A), all of the RSUs included in such Vesting Tranche(s) to the extent not otherwise vested shall become fully vested on the date of termination. For the avoidance of doubt this acceleration of vesting shall only apply with respect to RSUs not previously subject to a Forfeiture Condition. For purposes of this Award, “Disability” and “Disabled” mean disability within the meaning of Section 409A of the Code.

3. Retirement. Subject to the other provisions of this Agreement and the Plan, if the Participant Retires (or dies or becomes disabled at a time when the Participant had satisfied the age and years of service requirements specified in the definition of Retirement), then notwithstanding the terms of Section 1 of this Agreement, all unvested RSUs hereunder shall not be forfeited and the RSUs shall continue to be eligible to vest (and shall remain subject to Transfer Restrictions, as defined in Section 5 below, until so vested) as set forth in Section 1 of this Agreement (subject to the Forfeiture Condition set forth in clause (b)(iii) thereof). For the avoidance of doubt, this provision shall only apply with respect to RSUs not previously forfeited as a result of the occurrence of a Forfeiture Condition. For purposes of this Award, “Retire” and “Retirement” mean termination of the Participant’s employment (other than a termination for cause) after attainment by the Participant of age fifty-five (55) and ten (10) years of continuous service with the Company and/or its subsidiaries, provided that such termination constitutes a separation from service within the meaning of Section 409A.

4. Delivery of Award.

a.	Standard Vesting. The Company shall issue to the Participant, subject to applicable withholding as discussed in Section 7 of this Agreement, one share of common stock par value $.01 per share, of the Company (“Common Stock”) in satisfaction of each vested RSU within 30 days following the date on which an RSU becomes vested pursuant to Section 1 or Section 2, subject, in case of a separation from service (within the meaning of Section 409A), to Section 4.b.

b.	Specified Employees. If a Participant is a “specified employee” (as defined in Section 409A), amounts payable hereunder that constitute deferred compensation subject to Section 409A (as determined by the Company in its sole discretion) and that would (but for this clause c.) be payable within six months following such Participant’s separation from service, will be paid (i.e., through delivery of Common Stock shares) on the earlier of (i) the date which is six months and one day after the Participant separates from service (within the meaning of Section 409A) or (ii) the Participant’s date of death. The preceding sentence will not apply to any payments that are exempt from or are not subject to the requirements of Section 409A.

5. Nontransferability of Award. The RSUs acquired by the Participant pursuant to this Agreement shall not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of except as provided in this Agreement and in the Plan (“Transfer Restrictions”) or unless the Administrator approves the transfer of all or part of the Award in accordance with the Plan.

6. No Voting or Other Rights as a Shareholder/Dividends. Except as provided in this Section 6, the Award shall not be interpreted to bestow upon the Participant any equity interest or ownership in the Company or affiliates prior to the date on which the Company delivers to the Participant shares of Common Stock. The Participant is not entitled to vote any Common Stock by reason of the granting of these RSUs prior to the delivery of Common Stock shares with respect to such RSU. Notwithstanding the foregoing, dividend equivalent amounts will be credited to the Participant’s account with respect to the RSUs awarded to the Participant (whether such RSUs are vested or not), in an amount equivalent to the dividends paid by the Company on a corresponding number of shares of

Restricted Stock Unit Agreement

Common Stock (including without limitation amounts corresponding to a distribution of cash dividend or a distribution of Common Stock by reason of a stock dividend, stock split or otherwise, or a distribution of other securities with respect to a Common Stock share). Such dividend equivalent amounts credited to the Participant’s account will vest and will be settled on the same schedule (and will be settled in shares of Common Stock) as the RSUs to which such dividends relate (without interest) and shall be subject to forfeiture risk for so long as the related RSU remains subject to such forfeiture risk and shall be automatically forfeited if and when the RSU is so forfeited. References in the Plan and this Agreement to the RSUs shall be deemed to refer, mutatis mutandis, to any such additional restricted amounts.

7. Unfunded Status. The obligations of the Company and its affiliates hereunder shall be contractual only and all such payments shall be made from the general assets of the Company or its affiliates. The Participant shall rely solely on the unsecured promise of the Company and nothing herein shall be construed to give the Participant or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or any affiliate.

8. Withholding and Certain Tax Matters. The Participant shall pay to the Company, or make provision satisfactory to the Company for payment of any taxes required by law to be withheld with respect to the vesting of the RSUs (including, without limitation, any amount that it is treated as “wages” for FICA/FUTA or Medicare tax purposes on a current basis rather than when distributed). The Administrator may, in its sole discretion, require that a portion of the shares of Common Stock that would have otherwise been delivered to the Participant upon vesting of these RSUs be sold by the Participant or retained by the Company to satisfy tax withholding and payment obligations, or in the case of any taxes due upon vesting and prior to distribution that the number of shares subject to this Award may be reduced to satisfy the tax withholding and payment obligations (but, with respect to any amounts constituting deferred compensation subject to 409A, as determined by the Company in its sole discretion, not in excess of amounts permitted to be accelerated by Section 409A including Treasury Regulation Section 1.409A-3(j)(4)(vi)). Such shares shall be valued at the fair market value on the date of sale if sold, or vesting if retained. The Administrator may, in its sole discretion, require any other federal, state or local taxes imposed on the sale of the shares to be paid by the Participant. In the Administrator’s discretion, such additional tax obligations may be paid in whole or in part in shares of Common Stock, including shares sold upon or retained from the vesting of these RSUs, valued at their fair market value on the date of sale if sold, or of vesting if retained. The Company and its affiliates may, to the extent permitted by law, deduct any tax obligations from any payment of any kind otherwise due to the Participant. The undersigned expressly acknowledges that the Award is intended to comply with Section 409A and shall be construed by the Administrator accordingly. Notwithstanding the preceding, neither the Company, nor any affiliate, nor the Administrator, nor any person acting on behalf of any of them, shall be liable to the Participant by reason of any acceleration of income, or any tax or additional tax, asserted (A) by reason of any failure of the Award or any portion thereof to satisfy the requirements for exemption from, or compliance with, Section 409A (B) by reason of Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). All references to “Section 409A” herein shall be references to Section 409A of the Code, the Treasury Regulations promulgated thereunder and such other guidance as determined by the Company in its sole discretion.

9. Provisions of the Plan. This Award is subject to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of this Award is available from the Company. By accepting this Award, the Participant acknowledges receipt of a copy of the Plan and a prospectus relating to this Award, and agrees to be bound by the terms of the Plan and this Agreement. All initially capitalized terms used herein will have the meaning specified in the Plan unless another meaning is specified herein.

10. Governing Law. This Award and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the laws of the State of Delaware and in connection with any dispute in respect thereof, the Participant hereby submits to and consents to the jurisdiction of the state and federal courts sitting in the State of Delaware and agrees that such dispute shall be resolved by the courts of the State of Delaware, or the federal courts of the United States for the District of Delaware.

Restricted Stock Unit Agreement

11. Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to this Award by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

12. No Contract of Employment. The Award is not a contract of employment between the Company (or any subsidiary of the Company) and the Participant. The Participant retains the right to terminate his employment with the Company (or one of its subsidiaries as applicable), and the Company (and its subsidiaries as applicable) retains the right to terminate or modify the terms of the Participant’s employment, subject to any rights retained by either party under the Participant’s employment agreement, if Participant has an employment agreement, and no loss of rights, contingent or otherwise, under this Award upon termination of employment shall be claimed by the Participant as an element of damages in any dispute over such termination of employment.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer.

DOMINO’S PIZZA, INC.

Name:	J. Patrick Doyle
Title:	President and Chief Executive Officer

Restricted Stock Unit Agreement

Appendix A

Vesting Dates	Performance Period	Performance Goal
1st Anniversary of Grant Date	December 31, 2012 – December 29, 2013
2nd Anniversary of Grant Date	December 30, 2013 – December 28, 2014
3rd Anniversary of Grant Date	December 29, 2014 – January 3, 2016
4th Anniversary of Grant Date	January 4, 2016 – January 1, 2017

Restricted Stock Unit Agreement